FOR IMMEDIATE RELEASE              CONTACT:  Kate Connelly
                                             Joe Kopec
                                             The Dilenschneider Group
                                             312-553-0700

                       MERCURY FINANCE SUSPENDS DIVIDEND,

                     PURSUES FINANCING, CONTINUES OPERATIONS

     CHICAGO, Feb. 6, 1997 -- Mercury Finance Company (NYSE:MFN) announced today that the board of directors has decided to suspend payment of the previously announced dividend of $0.075 per share on Mercury common stock, which had a record date of February 17 and a payment date of March 3.

     The company has been unable to refinance an aggregate of $61 million in matured commercial paper through February 5. An additional $127 million comes due between now and February 14. As a result of previously disclosed events, the company is in violation of its loan covenants.

     Mercury also announced that it continued to pursue financing. "We are currently in serious discussion with lenders with regard to a short-term financing package," said William A. Brandt, president and chief executive officer. It is expected that the funds from the short term financing will be used exclusively for operating purposes and will not be available for paying principal or interest on company debt.

     Salomon Brothers, engaged by Mercury last week to advise on financial matters, continues to work to arrange a long term financing package, as well as to examine all capital raising alternatives in the course of its review. Operations continue at all of the company's 280 locations nationwide. The company is pursuing a financial strategy that is aimed at enabling operations to continue and returning its financial status to a normal footing as quickly as possible.
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